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AMENDED AND RESTATED

STANDSTILL AND STOCK RESTRICTION AGREEMENT

by and among

COMMERCE ONE, INC.,

NEW COMMERCE ONE HOLDING, INC.

and

SAP AG

JUNE 28, 2001

i

EXECUTION COPY

AMENDED AND RESTATED STANDSTILL AND STOCK RESTRICTION AGREEMENT

    This Amended and Restated Standstill and Stock Restriction Agreement (hereinafter the "Agreement") is made as of June 28, 2001 by and between Commerce One, Inc., a Delaware corporation (the "Company"), New Commerce One Holding, Inc., a Delaware corporation ("New Commerce One Holding") and SAP Aktiengesellschaft, a stock corporation incorporated under the laws of the Federal Republic of Germany (the "Purchaser").

    WHEREAS, subject to the terms and conditions of the Share Purchase Agreement by and between the Company and SAP AG dated June 14, 2000 (the "Prior Share Purchase Agreement) the Company sold shares of its common stock to the Purchaser.

    WHEREAS, in connection with the Prior Share Purchase Agreement, the Company and the Purchaser entered into, and are a party to, that certain Standstill and Stock Restriction Agreement dated as of June 14, 2000 (the "Prior Standstill and Stock Restriction Agreement").

    WHEREAS, subject to the terms and conditions of the Share Purchase Agreement, of even date herewith, by and between the Company and the Purchaser (the "Share Purchase Agreement"), the Company has agreed to sell additional shares of its common stock to the Purchaser.

    WHEREAS, as a condition precedent to the Company entering into the Purchase Agreement and completing the purchase contemplated therein, simultaneously with entering into the Share Purchase Agreement, the parties have agreed to amend and restate in its entirety the Prior Standstill and Stock Restriction Agreement;

    WHEREAS, New Commerce One Holding will assume all of the rights and obligations of Commerce One hereunder upon the consummation of the reorganization of Commerce One into a holding company structure with New Commerce One Holding as the publicly-traded holding company; and

    NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree, effective upon the Closing (as defined in the Share Purchase Agreement) the Prior Standstill and Stock Restriction Agreement is hereby amended and restated in its entirety as set forth herein.

ARTICLE I
DEFINITIONS

    For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

    "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Purchaser and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.

    "Beneficially Own," "Beneficially Owned," or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

    "Board Approval" shall mean the affirmative vote of a majority of the Disinterested Directors of the Company or a unanimous written consent of the Board of Directors of the Company duly obtained in accordance with the applicable provisions of the Company's certificate of incorporation, bylaws and applicable law.

    "Change in Control of the Company" shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the stockholders of the

Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company resulting in such person, entity or 13D Group having direct or indirect Beneficial Ownership of 50% or more of the Total Current Voting Power of the Company; (iii) an acquisition by any Competitor of direct or indirect Beneficial Ownership of Voting Stock of the Company resulting in such Competitor having director indirect Beneficial Ownership of 15% or more of the Total Current Voting Power of the Company; (iv) a sale of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company; (vi) the institution of any proceeding by or against the Company under the provisions of any insolvency or bankruptcy law which is not dismissed within ninety (90) days, the appointment of a receiver of a material portion of the assets or property of the Company, or the issuance of an order for an execution on a material portion of the property of the Company pursuant to a judgment which is not dismissed within ninety (90) days; or (vii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    "Company Common Stock" shall mean shares of the Common Stock of the Company.

    "Company Competitor" shall mean (i) Ariba Inc., BEA Systems, Inc., Clarus Corporation, Oracle Corporation, International Business Machines corporation, i2 Technologies, Inc., Manugistics Group, Inc., Microsoft Corporation, Peoplesoft, Inc., SeeBeyond Technology Corporation, Siebel Systems, Inc., VerticalNet, Inc. and WebMethods, Inc. and their successors, (ii) any person in which any of the persons set forth in clause (i) own more than twenty percent (20%) of the Total Current Voting Power of such person or (iii) any person with which any of the persons set forth in clause (a) have a strategic alliance or similar agreement that provides for the joint offering of a solution that substantially competes with a solution offered by the Company.

    "Competitor" shall mean (i) Oracle Corporation, International Business Machines Corporation, i2 Technologies, Inc., J.D. Edwards & Company, Manugistics Group, Inc., Peoplesoft, Inc., Baan Company, N.V., Siebel Systems, Inc. and Ariba Inc. and their successors, (ii) any person in which any of the persons set forth in clause (i) own more than twenty percent (20%) of the Total Current Voting Power of such person or (iii) any person with which any of the persons set forth in clause (i) have a strategic alliance or similar agreement that provides for the joint offering of a solution that substantially competes with a solution offered by SAPMarkets, Inc. or its Affiliates.

    "Competitor Offer" shall mean (i) a bona fide public tender offer subject to the provisions of Regulation 14D of the rules and regulations promulgated under the Exchange Act made by a Competitor when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations promulgated under the Exchange Act, by a person or 13D Group (which is not made by and does not include the Purchaser or any Affiliate of the Purchaser) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer that, if consummated, would result in the Competitor having Beneficial Ownership of Voting Stock of the Company representing more than 15% of the Total Current Voting Power of the Company or (ii) the execution of a definitive agreement between the Company and a Competitor that provides for the Competitor acquiring Beneficial

Ownership of Voting Stock of the Company, which if consummated, would result in the Competitor Beneficially Owning more than 15% of the Total Current Voting Power of the Company.

    "Confidentiality Agreement" shall mean the Confidentiality Agreement among the Purchaser, the Company and New Commerce One Holding attached as Exhibit A to the Investor Rights Agreement among the Company, New Commerce One Holding and the Purchaser.

    "Control" or "Controlled by" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

    "Disinterested Director" means a member of the Board of Directors of the Company who is not (i) an employee or consultant of Purchaser or any of its Affiliates; (ii) a member of the Board of Directors of Purchaser or any of its Affiliates; or (iii) the holder of more than three percent (3%) of the voting stock of Purchaser or any of its Affiliates.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, as of any date of determination, (i) in the case of equity securities, the simple average of (x) the simple average of the closing price per share of common stock of the Company on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) for the twenty (20) days preceding such date of determination and (y) the weighted average of the closing price per share of common stock of the Company on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) for the twenty (20) days preceding such date of determination, such weighed average to be calculated based on the daily trading volume of the common stock as reported on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) during such period, and (ii) in the case of property other than cash or publicly-traded securities, the fair market value of such property on such date of determination as determined in good faith by a majority of the Supervisory Board (Aufsichtsrat) of the Purchaser; provided, however, if the Company disputes such determination, then the fair market value shall be as determined by two Investment Banks, with one Investment Bank to be selected by each of the Company and the Purchaser for such purpose. Each such Investment Bank shall determine the fair market value and shall deliver its written valuation to the Company and the Purchaser within thirty (30) days after selection. In the event that such Investment Banks do not agree on the fair market value, the fair market value shall be the average of the two valuations, except that if the higher of the two valuations is greater than twice the lower valuation, the Investment Banks shall select another Investment Bank of similar qualifications who shall determine the fair market value independently of such selection in accordance with the procedures specified in the foregoing sentence. None of the Company, the Purchaser or the initial Investment Banks shall provide the third Investment Bank with information regarding the valuation of the initial Investment Banks. The valuation of the third Investment Bank shall be arithmetically averaged with the two prior valuations and the valuation farthest from the average of the three valuations shall be disregarded. The fair market value shall be the average of the two remaining valuations. The Company and the Purchaser shall each pay one-half of the expense of the valuation.

    "Non-Voting Convertible Securities" shall mean any securities of the Company that are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock of the Company.

    "Opposed Tender Offer" shall mean a Third Party Tender Offer pursuant to which the Board of Directors of the Company, pursuant to Rule 14e-2 of the rules and regulations promulgated under the Exchange Act, has publicly published, sent or given to security holders of the Company a statement disclosing that the Company recommends rejection of the Third Party Tender Offer.

    "Open Market Transaction" shall mean resales on the open market through unsolicited broker's transactions or through transactions directly with a market maker in which the market maker is not soliciting purchasers of the shares on behalf of the Purchaser, its Affiliates, or any 13G Group of which Purchaser or any Affiliate of Purchaser is a party on the Nasdaq National Market or such other exchange or public quotation system upon which the Company Common Stock trades.

    "person" shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "Purchaser Controlled Entity" shall mean an entity of which the Purchaser collectively owns not less than a majority of the outstanding voting power entitled to vote in the election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

    "Rights Plan" shall mean the Preferred Stock Rights Agreement, dated as of June 18, 2001, between Commerce One, Inc., a Delaware corporation and Fleet National Bank, as amended from time to time, or any successor thereto, or any other stockholder rights plan (commonly referred to as a "poison pill") adopted by the Company.

    "Rule 144" shall mean Rule 144 as promulgated under the Securities Act.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Shares" shall mean the shares of Company Common Stock held by Purchaser as of the date of this Agreement and the shares of Company Common Stock sold by the Company to Purchaser on the date hereof or hereafter (including without limitation the shares sold pursuant to the Share Purchase Agreement) together with all securities of Company issued with respect to such shares pursuant to the reorganization of the Company into a holding company structure, stock splits, stock dividends and similar events.

    "Standstill Limit" shall mean 23% of the Total Current Voting Power of the Company, as the same may be adjusted in accordance with the provisions of this Agreement or by the written agreement of the parties hereto.

    "Standstill Period" shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event.

    "Standstill Reinstatement Event" shall mean the occurrence of the withdrawal or termination (including, without limitation, as a result of a temporary restraining order or an injunction issued by a governmental entity) of a Competitor Offer prior to the third anniversary of the date of this Agreement.

    "Standstill Revised Limit" shall mean the percentage of the Total Current Voting Power of the Company represented by all Voting Stock held by Purchaser as of the occurrence of a Standstill Reinstatement Event.

    "Standstill Termination Event" shall mean the earliest to occur of the following: (i) a Change in Control of the Company (other than a Change in Control of the Company involving the Purchaser or any Affiliate of the Purchaser or a 13D Group of which Purchaser or any Affiliate of Purchaser is a member), (ii) a Competitor Offer or (iii) the third anniversary of the date of this Agreement, provided, however, that upon a Standstill Reinstatement Event, the Standstill Termination Event triggered by a Competitor Offer shall not be deemed to have occurred and the Standstill Period shall be deemed to be reinstated so long as no other Standstill Termination Event shall have occurred and, provided, further, that if upon a Standstill Reinstatement Event the Standstill Revised Limit is greater than the Standstill Limit, then the Standstill Revised Limit and not the Standstill Limit shall thereafter be deemed the Standstill Limit for all purposes hereunder.

    "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement dated September 18, 2000 among the Company, Purchaser and SAPMarkets, Inc., as amended to date and as may be amended hereafter, and any successor or replacement agreement.

    "Strategic Alliance Agreement Termination" shall mean the expiration or sooner termination of the Strategic Alliance Agreement in accordance with its terms, other than a termination by the Company due to a material breach by Purchaser.

    "Third Party Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D of the rules and regulations promulgated under the Exchange Act when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations promulgated under the Exchange Act, by a person or 13D Group (which is not made by and does not include any of the Company, the Purchaser or any Affiliate of the Purchaser) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire more than 50% of the Total Current Voting Power of the Company.

    "Total Current Voting Power" shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

    "Total Shares" shall mean the number of shares of Company Common Stock Beneficially Owned by the Purchaser on the date of this Agreement plus all shares of Company Common Stock that the Purchaser acquires Beneficial Ownership of on the date hereof or hereafter (as adjusted for reorganizations, stock splits, stock dividends and similar events).

    "Transfer" shall mean any direct or indirect sale, transfer, pledge, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, transfer of the economic risk of ownership of, or other disposition.

    "Transfer Ceiling" shall be equal to 10% of the Shares commencing on the Closing Date, shall increase to 30% of the Shares commencing on the first anniversary of the Closing Date and shall further increase to 50% of the Shares commencing on the second anniversary of the Closing Date.

    "Transfer Restriction Termination Date" shall mean the earlier of (i) the date a Change of Control of the Company occurs, (ii) the date of a Strategic Alliance Agreement Termination or (iii) the third anniversary of the date of this Agreement.

    "Voting Stock" shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

    "Written Approval" shall mean a certificate signed by the Secretary of the Company evidencing Board Approval.

    "13D Group" means any group of persons that would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

ARTICLE II
STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

    2.1  The Purchaser's Standstill Obligations.

    (a) During the Standstill Period, none of Purchaser, any Purchaser Controlled Entity, Affiliate of Purchaser or any 13D Group of which Purchaser or any of its Affiliates is a member shall, without first obtaining Written Approval, directly or indirectly, acquire or Beneficially Own Voting Stock in excess of the Standstill Limit or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock, if the effect of such acquisition would be to increase the percentage of Total Current Voting Power of the Company represented by all Voting Stock Beneficially Owned by Purchaser, any Purchaser Controlled Entity or Affiliate of Purchaser (and any 13D Group of which Purchaser or any of its Affiliates is a party) to more than the Standstill Limit.

    (b) Purchaser shall not be deemed to have violated its covenants under this Section 2.1 solely by virtue of (and only to the extent of) any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by Voting Stock Beneficially Owned by Purchaser, its Purchaser Controlled Entities, or its Affiliates if such increase is the result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of its Affiliates that have the effect of reducing the Total Current Voting Power of the Company.

    (c) During the Standstill Period, Purchaser shall promptly (and in no case later than 10 calendar days after such event) notify the Company in writing if the aggregate Beneficial Ownership of Voting Stock of Purchaser and its Purchaser Controlled Entities and Affiliates (and any 13D Group of which Purchaser or any of its Affiliates is a party) exceeds the aggregate Beneficial Ownership of Voting Stock specified in Purchaser's most recent prior notice to the Company under this Section 2.1(c) (or if no such notice has yet been given, the aggregate Beneficial Ownership of Voting Stock purchased pursuant to the Purchase Agreement together with the Purchaser's aggregate Beneficial Ownership of Voting Stock as represented and warranted by Purchaser in the Share Purchase Agreement) by more than 1% of the outstanding Voting Stock. Such notice shall specify the amount of Voting Stock Beneficially Owned by Purchaser and its Purchaser Controlled Entities and Affiliates (and any 13D Group of which Purchaser or any its Affiliates is a party) as of the date of the notice. Notwithstanding any provision of this Section 2.1(c) to the contrary, the provisions of this Section 2.1(c) requiring notice to the Company shall be deemed satisfied by the delivery by Purchaser to the Company of any Schedule 13D or Schedule 13G filed by Purchaser with respect to the Voting Stock (or any amendment thereto) provided that such Schedule 13D or Schedule 13G specifies Purchaser's aggregate Beneficial Ownership of Voting Stock.

    (d) During the Standstill Period, Purchaser and its Purchaser Controlled Entities and Affiliates (and any 13D Group to which Purchaser and its Affiliates is party) shall not, without first obtaining Written Approval, solicit or participate in any solicitation of proxies with respect to any Voting Stock, nor shall they seek to advise or influence any person with respect to the voting of any Voting Stock (other than as otherwise provided or contemplated by this Agreement).

    (e) During the Standstill Period, neither Purchaser or any of its Purchaser Controlled Entities or Affiliates (nor any 13D Group of which Purchaser or any of its Affiliates is party) shall, without first obtaining Written Approval, deposit any Voting Stock in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock.

    (f)  During the Standstill Period, neither Purchaser nor any of its Purchaser Controlled Entities or Affiliates shall, without first obtaining Written Approval, join a 13D Group (other than a group comprising solely Purchaser and its Affiliates) for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities.

    (g) During the Standstill Period, neither Purchaser nor any of its Purchaser Controlled Entities or Affiliates (nor any 13D Group of which Purchaser or any of its Affiliates is party) shall, without first obtaining Written Approval, act, alone or in concert with others, directly or indirectly, to seek, or state any intention to seek, amendment and rescission of this Agreement or make any proposal to amend, support any proposal to amend or rescind, or publicly comment on any proposal to amend or rescind, the Rights Plan, in the case of each proposal, that is not recommended for approval by the Company's Disinterested Directors.

    (h) During the Standstill Period, neither Purchaser nor any of its Purchaser Controlled Entities or Affiliates (nor any 13D Group of which Purchase or any of its Affiliates is party) shall, without first obtaining Written Approval, act, alone or in concert with others, directly or indirectly, to publicly state its intention or desire to acquire the Company or all or a material portion of assets of the Company (including, without limitation, upon expiration of the Standstill Period), engage in transaction that would result in a Change of Control of the Company (including, without limitation, upon expiration of the Standstill Period) or take any other action which would otherwise be prohibited under this Section 2.1.

    (i)  During the Standstill Period, neither Purchaser nor any of its Purchaser Controlled Entities or Affiliates (nor any 13D Group of which Purchaser or any of its Affiliates is party) shall, without first obtaining Written Approval, otherwise act, alone or in concert with others, to seek control the management, Board of Directors or policies of the Company.

    (j)  Nothing contained in this Section 2.1 shall prevent the Purchaser from (i) making an offer to the Board of Directors to acquire additional shares of Company Common Stock, provided, however, that such offer is made on a confidential basis and would not reasonably be expected to require the Company to make public disclosure of such offer and (ii) from speaking in the ordinary course with other stockholders of the Company, so long as Purchaser complies with the other provisions of this Section 2.1.

    2.2  The Purchaser's Transfer Restrictions.

    (a) Purchaser shall not (and shall cause any Purchaser Controlled Entity not to), until the Transfer Restriction Termination Date, Transfer any Shares except:

       (i) to the Company;

      (ii) to a Purchaser Controlled Entity so long as such Purchaser Controlled Entity agrees, by executing a counterpart to this Agreement, to (A) hold such Shares subject to all of the provisions of this Agreement as if it were the Purchaser, and (B) promptly transfer such Shares to Purchaser or another Purchaser Controlled Entity if, prior to the six year anniversary of the Closing Date, it ceases to be a Purchaser Controlled Entity;

      (iii) in response to a bona fide public tender offer or exchange offer subject to Regulation 14D or Rule 13e-3 of the rules and regulations promulgated under the Exchange Act for cash or other consideration that is made by or on behalf of the Company;

      (iv) in response to a Third Party Tender Offer with respect to which the Board of Directors of the Company shall have recommended to the stockholders of the Company that they accept such offer pursuant to Rule 14d-9 of the rules and regulations promulgated under the Exchange Act and shall have not withdrawn such recommendation prior to such transfer;

      (v) in response to an Opposed Tender Offer, provided, however, that Purchaser's tender of shares into such Opposed Tender Offer is expressly conditioned upon receipt by the person making such Opposed Tender Offer of valid tenders which are not revoked or withdrawn as of the "scheduled expiration date" as set forth in the bidder's offer to purchaser or other disclosure pursuant to Item 1004(a)(1)(iii) of Regulation M-A of the rules and regulations promulgated by the SEC, or any extension of such scheduled expiration or the expiration of any "subsequent offering period" as set forth in Rule 14d-11 of the rules and regulations promulgated under the Exchange Act, as the case may be, of shares of Voting Stock representing at least fifty-one percent (51%) of the Total Current Voting Power of the Company by persons other than the Purchaser, any Purchaser Controlled Entity, its Affiliates and any 13D Group of which Purchaser or any of its Affiliates is party.

      (vi) in connection with a Change in Control of the Company that has received Board Approval.

     (vii) in a Transfer that (A) when taken together with all prior Transfers of Shares by Purchaser and its Affiliates does not exceed the Transfer Ceiling then applicable; (B) is made in compliance with Rule 144 of the rules and regulations promulgated under the Securities Act, pursuant to an effective registration statement filed with the SEC, or pursuant to any other transaction in which the Company has received an opinion of counsel reasonably acceptable to the Company that an exemption from registration is available; and (C) is made without public disclosure other than as may be required pursuant to Rule 144 of the rules and regulations promulgated under the Securities Act, pursuant to disclosure requirements of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, or under other applicable law, in each case solely to the minimum extent required under such rule, regulation or law, in the Purchaser's reasonable judgment.

    (b) Other than Transfers of the type described in Section 2.2(a)(i) through Section 2.2(a)(vi) hereof, Purchaser shall not (and shall cause any Purchaser Controlled Entity not to), until the 54 month anniversary of the Closing Date, Transfer any Shares to any Person or 13D Group in a transaction other than an Open Market Transaction hereunder without first offering such Shares to the Company on the following terms and conditions:

       (i) The Purchaser shall give prior written notice (the "Transfer Notice") to the Company in writing of its intention to Transfer Shares, specifying the name of the proposed purchaser or transferee, the number of Shares proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

      (ii) The Company shall have the right, exercisable by written notice given by the Company to Purchaser within ten (10) business days after receipt of such Transfer Notice (the "Response Notice"), to purchase all, but not less than all, of the Shares specified in such Transfer Notice for cash at the price per share specified in the Transfer Notice or, if consideration other than cash is specified in the Transfer Notice, in an amount equal to the Fair Market Value of such non-cash consideration. Such right shall not be conditional upon the Company having sufficient financing, at the time the right arises, to purchase the Shares; provided, however, in any event the Company is required to obtain such financing within the time period set forth in Section 2.2(b)(iii).

      (iii) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised (the "First First Refusal Closing") shall take place within twenty-five (25) business days after the Company delivers the Response Notice to the Purchaser or, if later due to the need to determine the Fair Market Value of any non-cash consideration, within five (5) business days of such determination of the Fair Market Value of any non-cash consideration. Upon exercise of its right of first refusal, the Company and Purchaser shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their respective best efforts to secure any approvals required in connection therewith.

      (iv) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise in Section 2.2(b)(ii), the Purchaser shall be free, during the sixty

  (60) business day period following the expiration of such time for exercise, to Transfer or tender for Transfer those Shares specified in such Transfer Notice with respect to which the Company has not exercised its first refusal rights (but not less than the total number of Shares specified in the Transfer Notice) to the proposed purchaser or transferee specified in such Transfer Notice and on terms not significantly less favorable to the Purchaser than the terms specified in such Transfer Notice.

      (v) The Company may assign its right of first refusal under this Section 2.2(b) to any other person or persons except a Purchaser Competitor, provided such persons or persons have the financial ability to complete such purchase, as determined by the Company and Purchaser, each with good faith and in the exercise of its reasonable business discretion. In the event that the Company assigns its right of first refusal under this Section 2.2(b)(v) to any person or persons, such persons or person exercise the right to purchase Shares from the Purchaser pursuant to Section 2.2(b)(ii) and Section 2.2(b)(iii) and such person or persons breaches their obligation to purchase such Shares from Purchaser, the Purchaser may Transfer such Shares in accordance with Section 2.2(b)(iv); provided, however, that in such case the sixty (60) day period shall run from the date of the breach.

    (c) Other than Transfers of the type described in Section 2.2(a)(i) through Section 2.2(a)(vi), Purchaser shall not (and shall cause any Purchaser Controlled Entity not to), from the Closing Date until the sixth anniversary of the Closing Date, Transfer any of Shares to any person or 13D Group of which Purchaser has knowledge, after reasonable inquiry, is a Company Competitor (other than through Open Market Transactions).

    (d) Other than Transfers of the type described in Section 2.2(a)(i) through Section 2.2(a)(vi) hereof, until the third anniversary of the Closing Date, Purchaser shall not (and shall cause any Purchaser Controlled Entity not to)

       (i) Transfer in one or a series of Open Market Transactions (A) more than five percent (5%) of the Shares in any single five (5) consecutive trading day period, or (B) more than two percent (2%) of the Shares in any single trading day;

      (ii) Transfer more than fifty percent (50%) of the Shares in any six month period in Open Market Transactions, or Transfer any Shares in a Transfer which is not an Open Market Transaction unless the transferee agrees to be bound by the restrictions set forth in this Section 2.2(d)(ii); or

      (iii) Transfer any Shares to any Person or 13D Group of which Purchaser has knowledge, after reasonable inquiry, will hold (including the Shares to be received in the transfer) more than ten percent (10%) of the Current Voting Power of the Company (other than through Open Market Transactions); provided, however, the restrictions set forth in this Section 2.2(d)(iii) shall not apply following a Strategic Alliance Agreement Termination that occurs prior to the third anniversary of the Closing Date.

    (e) During the pendency of a Competitor Offer, (i) the restrictions on Transfer set forth in Section 2.2(a) and Section 2.2(d) hereof shall be suspended and (ii) the time period for the Company to provide a Response Notice pursuant to Section 2.2(b)(ii) shall be reduced to five (5) business days after receipt of the Transfer Notice and the time period for the First Refusal Closing shall be reduced to fifteen (15) business days after the Company delivers the Response Notice to Purchaser.

    (f)  Any attempted Transfer of any of the Total Shares by a Purchaser, a Purchaser Controlled Entity or any other person that is a party to this Agreement that is not in compliance with this Section 2.2, shall be null and void ab initio.

    2.3  Company Notice to Purchaser.  In the event that, during the Standstill Period, the Company's Board of Directors resolves to seek a potential acquiror of the Company, and directs the Company's executive officers to seek offers from multiple (three or more) potential acquirors, the Company shall within five (5) days of such resolution give written notice of the Company's intention to seek offers for the acquisition of the Company. Such notice shall be kept confidential by Purchaser pursuant to the terms of the Confidentiality Agreement.

ARTICLE III
VOTING OBLIGATIONS

    3.1  The Purchaser's Voting Obligations.

    (a) During the Standstill Period, Purchaser shall take such action as may be required so that all Voting Stock Beneficially Owned by Purchaser (and shall cause any Voting Stock Beneficially Owned by a Purchaser Controlled Entity and shall use commercially reasonable efforts to cause any Voting Stock Beneficially Owned by an Affiliate of Purchaser or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party) is voted or cast in the same manner and proportion as the votes cast by the holders of Voting Stock other than Purchaser, any Purchaser Controlled Entity, any Affiliate of Purchaser and any 13D Group of which Purchaser or any Affiliates of Purchaser is a party, with respect to (i) nominees to the Board of Directors of the Company, and (ii) any proposal of a stockholder of the Company to amend or rescind the Rights Plan or this Agreement.

    (b) During the Standstill Period, Purchaser, as a holder of Voting Stock, shall be present, in person or by proxy, (and shall cause any Purchaser Controlled Entity holding Voting Stock to be so present and shall use commercially reasonable efforts to cause its Affiliates holding Voting Stock and any 13D Group of which Purchaser or any Affiliate of Purchaser is a party and which holds Voting Stock to be so present) at all meetings of stockholders of the Company so that all shares of Voting Stock Beneficially Owned by such Persons may be counted for purposes of determining the presence of a quorum at such meetings.

    (c) During the Standstill Period, in connection with any merger, consolidation or other reorganization which is approved by the Company's Board of Directors which is proposed to be accounted for as a pooling-of-interests transaction, Purchaser hereby covenants to enter into (and to cause any Purchaser Controlled Corporation to enter into and to use commercially reasonable efforts to cause any Affiliate of Purchaser and any 13D Group of which Purchaser or any Affiliate of Purchaser is a party to enter into) a standard pooling affiliate lock-up agreement if requested by the Company and if required to maintain pooling-of-interests treatment with respect to such transaction (based upon the recommendation of an independent accounting firm retained by either the Company or the potential acquiror of the Company).

ARTICLE IV
MISCELLANEOUS

    4.1  Governing Law; Jurisdiction and Venue.

    (a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

    (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement:

       (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware in connection with any such legal proceeding, including to enforce any settlement, order or award;

      (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

      (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

    (c) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 4.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

    4.2  Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated by the Purchase Agreement.

    4.3  Assignment.  Except as expressly provided in this Agreement, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may, without the prior written approval of the Company, assign this Agreement and its rights and obligations hereunder in connection with a transfer of any Voting Stock as provided in Section 2.2 hereof and, provided, further, the parties agree that, in the event that the reorganization of Commerce One into a holding company structure is consummated, New Commerce One Holding (as the publicly-traded holding company of Commerce One) shall without any further action of the parties automatically assume all of Commerce One's rights and obligations hereunder and, except as the context requires otherwise, all references herein to Commerce One shall be deemed to be references to New Commerce One Holding. Except as expressly provided herein, any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of other parties shall be void ab initio. Subject to this Section 4.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    4.4  Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly provided herein, are not for the benefit of, nor may any provision hereof or thereof be enforced by, any other Person.

    4.5  Entire Agreement; Amendment.  This Agreement and the agreements referred to herein constitute the full and entire understanding and agreement between the parties with regard to the subject hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein and in the agreements referred to herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

    4.6  Notices, etc.  All notices and other communications required or permitted hereunder shall be made in the manner and to the addresses set forth in the Purchase Agreement.

    4.7  Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

    4.8  Expenses.  Except as otherwise specifically provided herein, the Company and Purchaser shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

    4.9  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

    4.10  Stop Transfer Orders; Legends.  The stock certificates representing the Shares shall bear legends, and be subject to stop transfer orders as provided in the Purchase Agreement.

    4.11  Further Assurances.  The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

    4.12  Facsimile; Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    4.13  Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

    4.14  Interpretation.

    (a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

    (b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

    (c) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement unless otherwise indicated.

    (d) When a reference is made to a statute, rule, regulation or form, such reference shall be deemed to be a reference to such statute, rule, regulation or form as it may, from time to time, be in effect, amended, or superceded by a successor statute, rule, regulation or form.

    4.15  Attorneys' Fees.  In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMMERCE ONE, INC.
By:	/s/ PETER F. PERVERE Name: Peter F. Pervere Title: Senior Vice President and Chief Financial Officer
NEW COMMERCE ONE HOLDING, INC.
By:	/s/ PETER F. PERVERE Name: Peter F. Pervere Title: Senior Vice President and Chief Financial Officer
SAP AG
By:	/s/ WERNER BRANDT Name: Werner Brandt Title:
By:	/s/ MICHAEL JUNGE Name: Michael Junge Title: General Counsel

[Signature page to Amended and Restated Standstill and Stock Restriction Agreement]

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TABLE OF CONTENTS
AMENDED AND RESTATED STANDSTILL AND STOCK RESTRICTION AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS
ARTICLE III VOTING OBLIGATIONS
ARTICLE IV MISCELLANEOUS